EXHIBIT 23.1


                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
FuelCell Energy, Inc.



We consent to incorporation by reference in the registration statement to be filed on Form S-3 of FuelCell Energy, Inc. of our report dated January 28, 2000, relating to the consolidated balance sheets of FuelCell Energy, Inc. as of October 31, 1999 and 1998, and the related consolidated statements of income
(loss), changes in common stockholders' equity and cash flows for each of the years in the three-year period ended October 31, 1999, which report appears in the October 31, 1999 annual report on Form 10-K/A of FuelCell Energy, Inc.

We also consent to the reference to our firm under the heading "Experts" in the prospectus.




/s/ KPMG LLP
-----------------------
KPMG LLP

Stamford, Connecticut
October 23, 2000




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